Exhibit 10.2

FIRST LETTER AMENDMENT

Dated as of April 26, 2011

Deutsche Bank AG New York Branch
as Administrative Agent
60 Wall Street
New York, New York 10005

Re:           Summit Hotel OP, LP Credit Agreement

Ladies and Gentlemen:

Reference is made to that certain $30,000,000 Credit Agreement dated as of March 30, 2011 (the “Credit Agreement”) among Summit Hotel OP, LP, as borrower (the “Borrower”), Summit Hotel Properties, Inc., the Subsidiary Guarantors identified therein, the initial lenders identified therein (the “Lenders”), the Initial Issuing Bank and Swing Line Bank identified therein, Deutsche Bank AG New York Branch, as the administrative agent (in such capacity, the “Administrative Agent”) for the Lenders Parties (as defined therein) and Deutsche Bank Securities Inc. as Sole Lead Arranger and Book-Running Manager.  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

It is hereby agreed by you and us as follows:

1.           Amendments to Credit Agreement.  The Credit Agreement is, effective as of the date of this First Letter Amendment (this “Amendment”), hereby amended as follows:

(a)           The following new definitions are hereby added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“‘Assignments of Leases’ has the meaning specified in Section 2.17.

‘Extension Date’ has the meaning specified in Section 2.17.

‘Extension Fee’ has the meaning specified in Section 2.08(d).

‘Mortgage Policies’ has the meaning specified in Section 2.17.

‘Mortgages’ has the meaning specified in Section 2.17.”

(b)           The definition of “Test Date” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

“’Test Date’ means (a) the last day of each fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered pursuant to Sections 5.03(b) or (c), as the case may be, (b) the date of each Advance or the issuance or renewal of any Letter of Credit, (c) the date of the addition of any Proposed Borrowing Base Asset to the Borrowing Base pursuant to Section 5.01(k), (d) the effective date of any merger permitted under Section 5.02(d), (e) the effective date of any Transfer permitted under Section 5.02(e)(ii)(C) and (f) with respect to an extension of the Termination Date pursuant to Section 2.17, the Extension Date.”

(c)           The definition of “Termination Date” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

“’Termination Date’ means the earlier of (a) the date that is sixty (60) days after the Closing Date, subject to the extension thereof pursuant to Section 2.17, (b) the entering into by the Borrower of a senior secured credit facility and (c) the date of termination in whole of the Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitments pursuant to Section 2.05 or 6.01.”

(d)           Clause (iii) of the definition of “BBA Deliverables” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

“(iii)           each of the items set forth in Sections 3.01(a)(ii), (iii), (xi), and, to the extent applicable, 5.01(j)(i), and, from and after the Extension Date, 2.17(c)(i), (ii), (iii), (iv) and (v), mutatis mutandis, in each case in respect of such Proposed Borrowing Base Asset;”

(e)           The following is hereby added as new paragraph (d) of Section 2.08 of the Credit Agreement:

“(d)           Extension Fee.  If the term of the Facility is extended pursuant to Section 2.17, the Borrower shall pay to the Administrative Agent on the Extension Date, for the account of each Lender, a Facility extension fee (the ‘Extension Fee’), in an amount equal to 0.50% of each Lender’s Revolving Credit Commitment then outstanding.”

(f)           The following is hereby added as new Section 2.17 of the Credit Agreement:

“SECTION 2.17.  Extension of Termination Date.  At least 10 days but not more than 20 days prior to the Termination Date, the Borrower, by written notice to the Administrative Agent, may request, with respect to the Commitments then outstanding, a single ten-month extension of the Termination Date.  The Administrative Agent shall promptly notify each Lender of such request and the Termination Date in effect at such time shall, effective as at the Termination Date (the ‘Extension Date’), be extended for an additional ten-month period, provided that (a) the Borrower shall have paid the Extension Fees as described in Section 2.08(d), (b) on the Extension Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a Responsible Officer of the Borrower, dated the Extension Date, stating that: (i) the representations and warranties contained in Section 4.01 are true and correct on and as of the Extension Date, (ii) no Default or Event of Default has occurred and is continuing or would result from such extension, and (iii) the Loan Parties are in compliance with the covenants contained in Section 5.04 immediately before and, on a pro forma basis, immediately after the extension, together with supporting information demonstrating such compliance, and (c) the Administrative Agent shall have received on or before the Extension Date:

(i)           Deeds of trust, trust deeds and mortgages (the “Mortgages”) and assignments of leases and rents (the “Assignments of Leases”) in form and substance reasonably satisfactory to the Administrative Agent  covering all Borrowing Base Assets, duly executed by the appropriate Loan Party;

(ii)          evidence that counterparts of the Mortgages and Assignments of Leases and have been duly executed, acknowledged and delivered on or before the Extension Date and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the collateral described therein in favor of the Administrative Agent for the benefit of the Lender Parties and that all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties and are in form suitable for filing with all applicable governmental authorities;

(iii)         fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (including zoning endorsements where available) and in amount reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable, and with respect to any such property located in a State in which a zoning endorsement is not available, a zoning report issued by Planning and Zoning Resources Corp. or another professional firm reasonably acceptable to the Administrative Agent;

(iv)         American Land Title Association/American Congress on Surveying and Mapping form surveys for which all necessary fees have been paid, dated no more than 30 days before the date of their delivery to the Administrative Agent, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent; and

(v)      An opinion of local counsel for the Loan Parties (i) in the each of the States where the Borrower Base Assets are located and (ii) and each state in which the Loan Parties are organized or formed, in each case in form and substance reasonably satisfactory to the Administrative Agent.

In the event that an extension is effected pursuant to this Section 2.17 (but subject to the provisions of Sections 2.05, 2.06 and 6.01), the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended.  As of the Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the ‘Termination Date’ shall refer to the Termination Date as so extended.”

2.           Representations and Warranties.  Each Loan Party hereby represents and warrants that the representations and warranties of such Loan Party contained in each of the Loan Documents are true and correct on and as of the date first above written, before and after giving effect to this Amendment, as though made on and as of such date.

3.           Effectiveness of Amendment.  This Amendment shall become effective as of the date first above written when, and only when, the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Parent, the Subsidiary Guarantor, the Administrative Agent and the Required Lenders (or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment).

4.           Costs and Expenses.  The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery hereof (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.

5.           Certain Definitions.  Following the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

6.           Ratification.  The Credit Agreement (as amended by this Amendment) and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  The execution, delivery and effectiveness of this Amendment shall not, except to the extent expressly provided herein, operate as a waiver of any right, power or remedy of any Lender Party or the Administrative Agent under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents.

7.           Execution Instructions.  If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning a counterpart of this Amendment to Malcolm K. Montgomery of Shearman & Sterling LLP by facsimile (646.848.7587), with four duplicate originals by overnight courier.

8.           Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

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This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,
BORROWER:

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner

	By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation,
its sole member

By: /s/ Christopher Eng
Name: Christopher Eng
Title: VP, General Counsel & Secretary

PARENT GUARANTOR:

SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation

By: /s/ Christopher Eng
Name: Christopher Eng
Title: VP, General Counsel & Secretary

SUBSIDIARY GUARANTOR:

SUMMIT HOSPITALITY I, LLC,
a Delaware limited liability company

By: /s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

ADMINISTRATIVE AGENT, INITIAL ISSUING BANK, SWING LINE BANK, AND INITIAL LENDER:

DEUTSCHE BANK AG NEW YORK BRANCH

By: /s/ George R. Reynolds
Name: George R. Reynolds
Title: Director

By: /s/ James Rolison
Name: James Rolison
Title: Managing Director